Exhibit 99.3

Press Release

Contact:	James A. D. Smith
President and Chief Executive Officer
Phone: 650-562-1424

FOR IMMEDIATE RELEASE:

Genelabs Technologies Announces Commitments to Raise
$23.7 Million in a Registered Direct Financing

Funds to Support Ongoing HCV Drug Discovery Projects

REDWOOD CITY, Calif., September 26, 2007 - Genelabs Technologies, Inc. (Nasdaq: GNLB) announced today that it has obtained commitments from several institutional investors to purchase approximately 12.9 million shares of its common stock and warrants to purchase approximately 2.6 million shares of its common stock for gross proceeds of approximately $23.7 million. The investors have agreed to purchase the shares and warrants for $1.84 per unit (each unit consisting of one share and a warrant to purchase 0.20 shares of common stock). The exercise price of the warrants will be $2.08 per share. The warrants will be exercisable at any time prior to the fifth anniversary of the closing of the transaction. The closing of the offering is expected to take place on October 1, 2007, subject to satisfaction of customary closing conditions. Genelabs plans to use the proceeds from this financing to support its ongoing hepatitis C virus (HCV) drug discovery programs and for general corporate purposes. The proceeds will not be used to fund a new phase III clinical trial of Prestara. Deutsche Bank Securities Inc. acted as exclusive placement agent in the transaction.

A shelf registration statement relating to these securities (File No. 333-145497) has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer of these securities will be solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering. Copies of the final prospectus, including the prospectus supplement when filed, can be obtained at the Securities and Exchange Commission's website, www.sec.gov, or from Genelabs.

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